                         AGREEMENT AND PLAN OF MERGER


                                 By and among


                            ORCHARD SUPPLY HARDWARE
                              STORES CORPORATION,


                           GROVE ACQUISITION CORP.,


                                      and


                            SEARS, ROEBUCK AND CO.


                          Dated as of August 14, 1996

                               TABLE OF CONTENTS
                               -----------------

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                                                                 Page
                                                                 ----
ARTICLE I -- THE TENDER OFFER.....................................  3

     1.01  The Offer..............................................  3
     1.02  Company Action.........................................  5

ARTICLE II -- THE MERGER..........................................  6

     2.01  The Merger.............................................  6
     2.02  Effective Time.........................................  7
     2.03  Certificate of Incorporation...........................  7
     2.04  By-Laws................................................  7
     2.05  Directors and Officers.................................  7
     2.06  Further Assurances.....................................  7
     2.07  Stockholders' Meeting..................................  8
     2.08  Company Board Representation; Section 14(f)............  9

ARTICLE III -- CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS. 10

    3.01   Conversion or Cancellation of Shares................... 10
    3.02   Exchange of Certificates; Paying Agent................. 11
    3.03   Dissenters' Rights..................................... 12
    3.04   Transfer of Shares After the Effective Time............ 13
    3.05   Company Stock Rights................................... 13

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY....... 13

    4.01   Organization, Qualification............................ 14
    4.02   Company Subsidiaries................................... 14
    4.03   The Company's Capitalization........................... 14
    4.04   Company Investments.................................... 15
    4.05   Authority.............................................. 15
    4.06   Consents and Approvals; No Violation................... 16
    4.07   SEC Reports; Financial Statements...................... 16
    4.08   Proxy Statement; Offer Documents....................... 17
    4.09   Undisclosed Liabilities................................ 17
    4.10   Absence of Certain Changes or Events................... 18
    4.11   Title, Etc............................................. 18
    4.12   Patents, Trademarks, Etc............................... 19
    4.13   Insurance.............................................. 19
    4.14   Employee Benefit Plans................................. 19

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     4.15  Legal Proceedings, Etc................................  21
     4.16  Taxes.................................................  21
     4.17  Material Agreements...................................  24
     4.18  Compliance with Law...................................  24
     4.19  Insider Interests.....................................  24
     4.20  Environmental Protection..............................  24
     4.21  Labor Matters.........................................  26
     4.22  Brokers and Finders...................................  26

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF
     THE PARENT AND THE PURCHASER................................  27

     5.01  Corporation Organization..............................  27
     5.02  Authorized Capital....................................  27
     5.03  Authority.............................................  27
     5.04  No Prior Activities...................................  27
     5.05  No Financing Contingency..............................  28
     5.06  Governmental Filings; No Violations...................  28
     5.07  Brokers and Finders...................................  28
     5.08  Offer Documents; Proxy Statement; Other Information...  28

ARTICLE VI -- COVENANTS OF THE PARTIES...........................  29

     6.01  Conduct of Business of the Company....................  29
     6.02  Notification of Certain Matters.......................  31
     6.03  Access to Information.................................  31
     6.04  Further Information...................................  32
     6.05  Further Assurances....................................  32
     6.06  Best Efforts..........................................  32
     6.07  Filings...............................................  33
     6.08  Public Announcements..................................  33
     6.09  Indemnity; D&O Insurance..............................  33
     6.10  Other Potential Bidders...............................  35
     6.11  Employee Benefits.....................................  36

ARTICLE VII -- CONDITIONS TO THE MERGER..........................  37

     7.01  Conditions to Each Party's Obligation
           to Effect the Merger..................................  37
     7.02  Conditions to the Obligations of the
           Parent and the Purchaser to Effect the Merger.........  37
     7.03  Conditions to the Obligations of the
           Company to Effect the Merger..........................  37


                                                                 Page
                                                                 ----
ARTICLE VIII -- CLOSING..........................................  38

     8.01  Time and Place........................................  38
     8.02  Filings at the Closing................................  38

ARTICLE IX -- TERMINATION; AMENDMENT; WAIVER.....................  38

     9.01  Termination...........................................  38
     9.02  Effect of Termination.................................  39
     9.03  Fees and Expenses.....................................  40

ARTICLE X -- MISCELLANEOUS.......................................  41

     10.01 Survival of Representations, Warranties,
           Covenants and Agreements..............................  41
     10.02 Amendment and Modification............................  41
     10.03 Waiver of Compliance; Consents........................  41
     10.04 Counterparts..........................................  41
     10.05 Governing Law; Submission to Jurisdiction.............  41
     10.06 Notices...............................................  42
     10.07 Entire Agreement, Assignment Etc......................  43
     10.08 Validity..............................................  43
     10.09 Headings; Certain Definitions.........................  43
     10.10 Specific Performance..................................  43

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 14, 1996, among Orchard Supply Hardware Stores Corporation, a Delaware corporation (the "Company"), Grove Acquisition Corp., a Delaware corporation (the "Purchaser"), and Sears, Roebuck and Co., a New York corporation (the "Parent").

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its stockholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Company, the Parent and the Purchaser desire to make certain representations, warranties and agreements in connection with this Agreement;

     WHEREAS, in furtherance of such acquisition, the Parent proposes to cause the Purchaser to make the Offer (as defined in Section 1.01) to purchase all of the issued and outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), upon the terms and subject to the conditions of this Agreement, and the Board of Directors of the Company has approved the Offer and determined to recommend that the Company's stockholders accept the Offer; and

     WHEREAS, to complete such acquisition, the respective Boards of Directors of the Parent, the Purchaser and the Company, and the Parent acting as the sole stockholder of the Purchaser, have approved the Offer and the merger of the Purchaser with and into the Company upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by the Parent or the Company, except shares of Common Stock held by persons who assert dissenters' rights of appraisal in connection with such merger and demand payment of the value of their shares of Common Stock, will be converted into the right to receive in cash the same price per share of Common Stock paid pursuant to the Offer;

     WHEREAS, in order to induce the Purchaser and the Parent to enter into this Agreement, FS Equity Partners II, L.P., FS Equity Partners III, L.P. and FS Equity Partners International, L.P., stockholders of the Company, and the Company have entered into a Stockholder Tender and Option Agreement of even date herewith (the "Stockholder Agreement"), pursuant to which such stockholders have agreed to convert all of their Preferred Shares (as defined in Section 4.03) into Common Stock and to tender such shares of Common Stock and all other shares of Common Stock owned by them pursuant to and in accordance with the terms of the Offer and have granted to the Parent an option to purchase all of the Preferred Shares and shares of Common Stock owned by such Stockholders, exercisable upon the terms and conditions set forth in such agreement; and

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

     1.011 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events or conditions set forth in Annex A shall have occurred and be existing, then, not later than the first business day after execution of this Agreement, the Parent shall issue a public announcement of the execution of this Agreement, and within five business days of the date of the public announcement of the execution of this Agreement, the Parent shall cause the Purchaser, subject to the provisions of this Agreement, to commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock (the "Shares") at a price of $35.00 per Share, net to the seller in cash. The Purchaser shall, and the Parent shall cause the Purchaser to, accept for payment and pay for all Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived by the Purchaser. The obligation of the Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto, including the condition that a number of Shares representing not less than a majority of the outstanding Shares on a fully diluted basis, assuming the conversion of all outstanding Preferred Shares in accordance with their terms and the exercise of all outstanding Options (the "Fully Diluted Shares"), shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Solely for purposes of determining whether the Minimum Condition has been satisfied, any Shares owned by Parent or Purchaser shall be deemed to have been validly tendered and not withdrawn pursuant to the Offer. The Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (iv) increases the minimum number of Shares that must be tendered as a condition to the acceptance for payment and payment for Shares in the Offer, (v) waives the Minimum Condition if such waiver would result in less than a majority of Fully Diluted Shares being accepted for payment or paid for pursuant to the Offer, or (vi) otherwise amends the terms of the Offer (including any of the conditions set forth in Annex A) in a manner that is materially adverse to holders of Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied until such time as such conditions are satisfied. In the event that at any scheduled expiration date of the Offer, either of the conditions set forth in paragraphs (ii) and
(iii)(a) or (b) (but only in the event that clause (b) is not satisfied due to the entry of an appealable judgment, order or injunction) of Annex A shall not have been satisfied, and the Purchaser and the Company shall reasonably believe that such condition can be satisfied, the Purchaser shall extend the Offer from time to time until no later than December 31, 1996 (any such extension, an "Extension Period"). During any Extension Period, the parties shall consult with each other and use their respective best efforts to cause paragraph (ii) or (iii)(a) or (b) (but only in the event that clause (b) is not satisfied due to the entry of an appealable judgment, order or injunction), as the case may be, of Annex A to be satisfied. Except as set forth in the two immediately preceding sentences, it is agreed that the conditions set forth in Annex A are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser, unless any such action or inaction by the Purchaser would constitute a breach by the Purchaser of any of its covenants under this Agreement) or may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser with respect to any of the conditions set forth on Annex A (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties, except with respect to the Purchaser's extension obligation described above which shall be subject to the determination to be made with the Company described above. The Company agrees that no Shares held by the Company will be tendered in the Offer.

     (b) As promptly as reasonably practicable following execution of this Agreement, the Parent and the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of the Parent, the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments the Parent, the Purchaser or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the stockholders of the Company.

     (c) The Parent will make available to the Purchaser sufficient funds sufficiently in advance of the Effective Time to consummate the Offer and the Merger in accordance with the provisions of this Agreement.

     1.012 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board"), at a meeting duly called and held, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, and in the best interests of, the stockholders of the Company, (ii) approving and adopting this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Stockholder Agreement and the transactions contemplated thereby, in all respects and that such approval constitutes approval of the Offer, this Agreement, the Merger and the Stockholder Agreement and the transactions contemplated hereby and thereby, for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby and (iii) recommending that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board determines in its good faith judgment, based as to legal matters on the written advice of outside legal counsel, that the directors are required to do so for the proper discharge of their fiduciary duties under applicable law.

     (b) The Company has been advised by each of its executive officers and each of its Directors, that each such person intends to tender pursuant to the Offer all Shares owned or controlled by such person. The Company represents that the Board has received the opinion of Montgomery Securities ("Montgomery") that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company has provided a copy of such opinion to the Parent.

     (c) The Company shall use its best efforts to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC, and in any event shall file with the SEC the Schedule 14D-9 not later than the date the Offer is commenced, containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by the Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company.

     (d) In connection with the Offer, the Company will, and will cause its transfer agent (the "Transfer Agent") to, furnish promptly to the Parent and the Purchaser mailing labels containing the names and addresses of all record holders of Shares as of the most recent practicable date and of those persons becoming record holders after such date, together with copies of all lists of stockholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of Shares. The Company shall promptly furnish the Parent and the Purchaser such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and security position listings and computer files) and such other assistance as the Parent and the Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the Offer and any other documents necessary to consummate the Merger and to solicit tenders of Shares and the approval of the Merger, Parent and Purchaser and each of their affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.


                                  ARTICLE II

                                  THE MERGER

1.021 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02), the Parent shall cause the Purchaser to merge (the "Merger") with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall, following the Merger, be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.

     1.022 Effective Time. At the Closing contemplated in Section 8.01, the Company and the Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") or, if applicable, a Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective as of the date and at the time the Delaware Certificate of Merger or, if applicable, a Certificate of Ownership and Merger is duly filed with the Secretary of State of the State of Delaware (or such later time as may be specified therein), and such time is hereinafter referred to as the "Effective Time."

     1.023 Certificate of Incorporation. Subject to the obligations of the Parent and the Purchaser under Section 6.09 to continue in force and effect certain provisions of the Company's Certificate of Incorporation, the Certificate of Incorporation of the Company (the "Certificate of Incorporation") shall be amended at the Effective Time to read as set forth in Exhibit A hereto, until duly amended in accordance with the terms thereof and the DGCL.

     1.024 By-Laws. Subject to the obligations of the Parent and the Purchaser under Section 6.09 to continue in force and effect certain provisions of the Company's By-Laws, the By-Laws of the Purchaser as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     1.025 Directors and Officers. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.026 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

     1.027 Stockholders' Meeting. (a) In the event that the Purchaser owns less than 90 percent of the outstanding shares of each class of the capital stock of the Company following expiration of the Offer, the Company shall take all action to the extent necessary to consummate the Merger in accordance with applicable law, including:

     (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting"), to be held as soon as practicable, for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby and thereby;

     (ii) except as otherwise required by the fiduciary duties of the Board or as permitted by this Agreement, include in the Proxy Statement (as defined in Section 4.08) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and the determination of the Board that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company; and

     (iii) as soon as practicable after the Parent's request, prepare and file a preliminary Proxy Statement with the SEC and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its stockholders of this Agreement. Without limiting the generality of the foregoing, other than as specifically set forth in clause (ii) above, the Company agrees that its obligations pursuant to this Section 2.07(a) shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company by any third party of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

     (b) The Company, the Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, the Parent and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval and adoption of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's stockholders unless the Company has first obtained the consent of the Parent to such mailing. The date set forth in Section 9.01(b) shall be extended by the number of days elapsed between the date such proposed amendment or supplement is provided to the Parent and the date the Parent consents to such mailing.

     (c) At the Stockholders' Meeting, the Parent, the Purchaser and their affiliates will vote all Shares owned by them and will exercise all voting rights or proxies held by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

     (d) Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90 percent of the outstanding Shares (assuming the conversion of all outstanding Preferred Shares in accordance with their terms), the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as reasonably practicable after such acquisition and satisfaction or waiver of the conditions of Article VII, without a meeting of the stockholders of the Company.

     2.08 Company Board Representation; Section 14(f).

     (a) Promptly upon the purchase by the Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage, expressed as a decimal, that the aggregate number of shares of Common Stock beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of shares of Common Stock then outstanding, and the Company shall, at such time and promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Company shall cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Board to be appointed to (i) each committee of the Board, (ii) the board of directors of each subsidiary of the Company and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time the Purchaser acquires a majority of the Fully Diluted Shares, and (ii) the Effective Time, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of each subsidiary of the Company as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

     (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.08, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. The Parent and the Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of designees of the Purchaser pursuant to this Section 2.08, prior to the Effective Time, the Parent and the Purchaser each specifically acknowledge and agree that any amendment of this Agreement or, subject to the provisions of Section 6.09 of this Agreement, the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Company or the Purchaser or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company.

                                  ARTICLE III

              CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

1.031 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent or any wholly-owned subsidiary of the Parent (collectively, the "Parent Companies"), Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (the "Dissenting Stockholders"), and any shares held in the treasury of the Company) shall be converted into and represent the right to receive, without interest, an amount in cash equal to the greater of $35.00 net or the amount per share which may be paid pursuant to the Offer as it may be amended (the "Merger Consideration") upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the "Certificates"). As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a Certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.02.

     (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury immediately prior to the Effective Time, shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

     (c) Each share of Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (d) Each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, without interest, an amount in cash equal to the product of the Merger Consideration and the number of shares of Common Stock into which such Preferred Shares are convertible immediately prior to the Effective Time plus any accrued and unpaid dividends with respect thereto in accordance with the certificate of designation with respect to the Preferred Shares prior to the Effective Time, upon surrender of the Certificates representing any such Preferred Shares.

     1.032 Exchange of Certificates; Paying Agent. (a) Prior to the Closing, the Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section
3.01 pursuant to irrevocable instructions from the Parent upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. Prior to the Effective Time, the Parent shall make available, or cause the Purchaser to make available, to the Paying Agent immediately available funds in the amount of the Merger Consideration multiplied by the number of outstanding Shares (assuming the conversion of all outstanding Preferred Shares in accordance with their terms) (the "Funds") upon surrender of Certificates and certificates for Preferred Shares pursuant to Section 3.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct. The Funds shall be held as a separate fund and not used for any purpose except as provided herein. The Company shall have the right to approve the Parent's agreement with the Paying Agent, which approval shall not be unreasonably withheld and may not be withheld if such agreement contains customary terms and conditions for such agreements and is not inconsistent with this Agreement.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Company or any of the Parent Companies, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to
Section 3.01(a), after giving effect to any required tax withholdings, and such

Certificate shall forthwith be cancelled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

     (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

     (d) Except as otherwise provided herein, the Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

     (e) Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     1.033 Dissenters' Rights. Notwithstanding the provisions of Section 3.01 or any other provision of this Agreement to the contrary, Shares that have not been voted in favor of the approval and adoption of the Merger and with respect to which appraisal rights shall have been demanded and perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 3.01(a) and in accordance with the DGCL. The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     1.034 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration set forth in Section 3.01.

     1.035 Company Stock Rights. Prior to consummation of either the Offer or the Effective Time or both, the Company may enter into agreements in respect of outstanding options to purchase shares of Common Stock of the Company (the "Options") pursuant to the Company's 1989 Nonqualified Stock Option Plan (the "1989 Plan"), its 1993 Non-Employee Directors Stock Option Plan, its 1993 Stock Option Plan and its 1996 Non-Employee Directors Stock Option Plan (collectively, the "Stock Option Plans") and any other Options set forth on Schedule 3.05, providing for the payment upon surrender of the Option upon consummation of the Offer or at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Merger Consideration, less an amount equal to all taxes required to be withheld from such payment. Any Options not so surrendered or exercised one day prior to the Effective Time (or earlier in the case of the 1989 Plan) shall terminate in accordance with the terms of the Stock Option Plans or agreements with optionees. The Company may accelerate the vesting of any outstanding Options in accordance with the terms thereof.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent and the Purchaser that:


     1.041 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or be in good standing as shall not have a Material Adverse Effect (as defined in Section 4.06) on the Company. The Company Disclosure Letter (as defined in
Section 4.06) identifies, and the Company has heretofore made available to the Parent, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect.

     1.042 Company Subsidiaries. The Company Disclosure Letter lists all subsidiaries of the Company. Except as indicated in the Company Disclosure Letter, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company either directly or indirectly through another of its subsidiaries. Except as set forth in the Company Disclosure Letter, no equity securities of any subsidiary of the Company are or may be required to be issued (other than to the Company or its other subsidiaries) by reason of any Equity Rights (as defined in Section 4.03) for shares of the capital stock of any subsidiary of the Company, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of the Company is bound to issue (other than to the Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in the Company Disclosure Letter, there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may be obligated to transfer any shares of the capital stock of any subsidiary of the Company. Except as set forth in the Company Disclosure Letter, all of the shares of capital stock of each subsidiary of the Company held by the Company or any subsidiary of the Company are fully paid and nonassessable and are owned by the Company or such subsidiary of the Company free and clear of any claim, lien or encumbrance other than restrictions on transferability under federal and any applicable state securities laws. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect. As used in this Agreement, the term "subsidiary" shall mean, with respect to the Company, any corporation or other legal entity of which the Company or any of its subsidiaries controls or owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

     1.043 The Company's Capitalization. The authorized capital stock of the Company consists of (i) 16,000,000 Shares, and (ii) 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of the close of business on March 29, 1996, there were (i) 7,528,198 Shares issued and outstanding and no Shares held in the Company's treasury and (ii) 800,000 shares of Preferred Stock denominated the 6% Cumulative Preferred Stock Series 1 and 2 (collectively, the "Preferred Shares") issued and outstanding. All outstanding Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except for the Options described in Section 3.05 hereof and except as set forth on the Company Disclosure Letter, there are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of its Shares (collectively, "Equity Rights"). There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares. The Company Disclosure Letter contains a complete and accurate list of all holders of Options and any other options or rights of any kind to purchase or acquire shares of the Common Stock of the Company, together with the number of such options and the terms of such options held by each such holder.

     1.044 Company Investments. Except for interests in the Company's subsidiaries and except as set forth in the Company Disclosure Letter, neither the Company nor any of the Company's subsidiaries owns or has the right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) non-controlling investments made in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business, and (ii) other investments of less than $250,000 in the aggregate.

     1.045 Authority. The Company has full corporate power and authority to execute, deliver and perform (subject to approval by the Company's stockholders) this Agreement and the Stockholder Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stockholder Agreement have been duly and validly approved by the Board, and the execution, delivery and performance of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board and, except for the approval of the Merger by the holders of at least a majority of the Shares in accordance with the DGCL, no other corporate actions on the part of the Company are necessary to authorize this Agreement and the Stockholder Agreement or to consummate the transactions contemplated hereby and thereby, including the acquisition of Shares pursuant to the Offer and the Merger. The Company has taken all actions necessary to render the prohibitions of Section 203 of the DGCL to be inapplicable to the execution and delivery of this Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby , including the acquisition of the Shares pursuant to the Offer and the Merger. To the knowledge of the Company, no other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated hereby or thereby. This Agreement and the Stockholder Agreement have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Purchaser, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     1.046 Consents and Approvals; No Violation. Except as set forth on the Company Disclosure Letter delivered to the Parent as of the date of this Agreement (the

"Company Disclosure Letter"), and except for any required approval of the Merger by the stockholders of the Company and the filing of the Delaware Certificate of Merger in accordance with the DGCL, neither the execution, delivery and performance of this Agreement and the Stockholder Agreement by the Company nor the consummation by it of the transactions contemplated hereby and thereby will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) in connection with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect; (iii) constitute a breach or result in a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its assets may be bound, except for any such breach, default or right as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) assuming compliance with the DGCL and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or any of its assets, which violation would have a Material Adverse Effect.

     For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operation of the Company and its subsidiaries considered on a consolidated basis or on the ability of the Company, the Parent or the Purchaser to consummate the transactions contemplated by this Agreement, or any event or events which, individually or in the aggregate, constitute or, with the passage of time, would constitute a "Material Adverse Effect."

     1.047 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since April 6, 1993 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act, and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or promptly will make available to the Parent, a complete and correct copy of any amendment to the SEC Reports. The Company has previously furnished to the Parent audited consolidated balance sheets of the Company and its subsidiaries as of the end of each fiscal year in the three-year period ended January 28, 1996, and the related audited consolidated statements of income, statements of cash flow or changes in financial position and changes in stockholders' equity of the Company and its subsidiaries for the fiscal years then ended (collectively, the "Related Statements"), together with the respective reports thereon of Arthur Andersen LLP. The unaudited consolidated balance sheet of the Company and its subsidiaries as of April 28, 1996 is hereinafter referred to as the "Company Balance Sheet." Each of the balance sheets included in the financial statements referred to in this
Section 4.07 (including the related notes thereto) presents fairly the financial position of the Company and its subsidiaries as of their respective dates, and the Related Statements included therein (including the related notes thereto) present fairly the consolidated results of operations, the cash flows or changes in financial position, and changes in stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

     1.048 Proxy Statement; Offer Documents. Any proxy or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or the Purchaser in writing for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     1.049 Undisclosed Liabilities. Except as set forth on the Company Disclosure Letter or reflected in the financial statements referred to in
Section 4.07 or with respect to liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, neither the Company nor any of its subsidiaries has any material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles. Except as set forth in the Company Disclosure Letter, the Company has not engaged, and prior to the Effective Time will not engage in any hedging transactions or transactions in derivative securities.

     4.10 Absence of Certain Changes or Events. Except as set forth on the Company Disclosure Letter, since the date of the Company Balance Sheet (i) the business of the Company and its subsidiaries has been conducted in the ordinary course (except as otherwise contemplated by this Agreement) and (ii) there has not been any change which has had a Material Adverse Effect.

     4.11 Title, Etc. (a) The Company Disclosure Letter sets forth a list of all of the real property (the "Real Property") which is owned in fee by the Company and any of its subsidiaries. The Company or such subsidiary, as the case may be, has, with respect to personal property, good, and, with respect to Real Property, good, marketable and insurable, title to all of the properties and assets which it purports to own and which are material to the business, operation or financial condition of the Company and its subsidiaries free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any mortgages, security interests, claims, charges, liens, encumbrances or defects reflected in the Company Balance Sheet or disclosed in the notes thereto; (ii) any mortgages, security interests, claims, charges, liens, encumbrances or defects which do not materially detract from the aggregate fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company and its subsidiaries of the property or assets subject thereto or affected thereby or otherwise have a Material Adverse Effect; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established on the Company Balance Sheet to the extent required by generally accepted accounting principles; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; (vii) any liens of the type referred to in (vi) above that have been filed, so long as such liens do not aggregate in excess of $100,000 (excluding any such liens that are being contested in good faith in appropriate proceedings); (viii) liens securing obligations under the Credit Agreement (as defined in Section 6.01); and (ix) with respect to Real Property, any restrictions, licenses, "covenants, conditions and restrictions", liens, encumbrances, defects, irregularities in title and other similar charges or encumbrances, including but not limited to, easements, quasi-easements, rights of way, land use ordinances and zoning plans, which do not materially interfere with the current use by the Company and its subsidiaries of the Real Property.

     (b) The Company Disclosure Letter sets forth a list of all of the material leases and subleases (the "Real Property Leases") under which, as of the date hereof, the Company or any subsidiary has the right to occupy space. The Company has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and material leases pursuant to which the Company or any subsidiary leases personal property from others are, in all material respects, valid, binding and enforceable in accordance with their terms; neither the Company nor any subsidiary has received notice of any default by the Company or any subsidiary under any Real Property Lease which would have a Material Adverse Effect; there are no existing defaults, or, to the knowledge of the Company, any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or any subsidiary thereunder which would have a Material Adverse Effect; and, with respect to the Company's or any subsidiary's obligations thereunder without qualification and with respect to the obligations of all other parties thereto, to the knowledge of the Company, no uncured default or event or condition on the part of any landlord exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder which would have a Material Adverse Effect.

     (c) Except as set forth in the Company Disclosure Letter, all of the land, buildings, structures and other improvements occupied by the Company and its subsidiaries in the conduct of its business are included in the Real Property or the Real Property Leases.

     (d) Except as set forth in the Company Disclosure Letter, neither the Company or any subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property and the Real Property Leases or any portion thereof or interest therein.

     4.12 Patents, Trademarks, Etc. The Company Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by the Company and its subsidiaries as of the date hereof, other than trademarks, trade names and other similar rights owned by third parties and licensed for use by the Company in the sale of products in the ordinary course of its business. To the Company's best knowledge, the Company or its subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of the Company and its subsidiaries. Except as set forth in the Company Disclosure Letter, subsequent to July 31, 1991, (i) no claims have been asserted by any person and (ii) neither the Company nor any of its subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by the Company or its subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any subsidiary is a party.

     4.13 Insurance. The Company Disclosure Letter identifies all material property, general liability and casualty and workers' compensation insurance policies which currently insure the Company and its subsidiaries and the Company shall use its reasonable efforts to keep such policies in full force and effect up to the Closing Date. Such policies are adequate in the view of the management of the Company for the assets and operations of the Company and its subsidiaries.

     4.14 Employee Benefit Plans. (a) For purposes of this Section 4.14, "Company Benefit Plans" means (i) all employee pension and welfare benefit plans, agreements and arrangements described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, all qualified retirement plans and medical, dental, life insurance and other similar plans, maintained by the Company or any subsidiary, to which the Company or any subsidiary has contributed or been required to contribute, or with respect to which the Company or any subsidiary of the Company has a liability, whether direct or indirect, actual or contingent, (ii) all stock option, change of control and similar plans, agreements and arrangements maintained by the Company or any subsidiary of the Company, and (iii) all material employment, bonus, incentive, and similar plans, agreements and arrangements maintained by the Company or any subsidiary of the Company.

     (b) The Company Disclosure Letter sets forth a list of all Company Benefit Plans and the Company has delivered or made available to the Parent, where applicable, accurate and complete copies of all Company Benefit Plan texts and related agreements and any summary plan descriptions with respect thereto.

     (c) Except as set forth in the Company Disclosure Letter with respect to each Company Benefit Plan: (i) such Plan has been administered and enforced in all material respects in accordance with its terms and ERISA, the Code and other applicable law; (ii) to the best knowledge of the Company and its subsidiaries, no breach of fiduciary duty or non-exempt prohibited transaction that could result in a material liability has occurred; (iii) no actions, suits, claims or disputes with respect to material liabilities, are pending or, to the best knowledge of the Company and its subsidiaries, threatened, other than routine claims for benefits; (iv) all contributions and premiums due which are material in amount have been made on a timely basis; (v) all contributions and all distributions which are material in amount made or required to be made under such Company Benefit Plan meet the requirements for deductibility under the Internal Revenue Code of 1986, as amended (the "Code"); and (vi) such Company Benefit Plan is not a multiemployer plan (as defined in ERISA section 3(37)), a multiple employer plan within the meaning of the Code or ERISA, a defined benefit plan within the meaning of ERISA section 3(35), a plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA, or funded through a "welfare benefit fund" (as defined in Section 419(e) of the Code).

     (d) Except as set forth on the Company Disclosure Letter or as specifically provided in Section 3.05, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. The Company has delivered to the Parent true, correct and complete copies of each Company Benefit Plan, relating to the foregoing, including all amendments thereto.

     (e) The Company Disclosure Letter sets forth a description of all obligations of the Company and its subsidiaries with respect to retiree medical and retiree life insurance and disability benefits under the Company Benefit Plans. The Company has delivered to the Parent written material which is representative in all material respects of communications of the Company and its subsidiaries with respect to retiree medical and retiree life insurance and disability benefits under the Company Benefit Plans, a list of which is set forth on the Company Disclosure Letter.

     (f) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified, and each trust or other funding vehicle related thereto is exempt from federal income tax under section 501(a) of the Code.

     (g) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no material liability of the Company or any subsidiary of the Company in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy were terminated, and (ii) to the best knowledge of the Company and its subsidiaries, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the best knowledge of the Company and its subsidiaries, no such proceeding with respect to any insurer is imminent.

     (h) The Company Disclosure Letter sets forth the name and current compensation of each officer, director or employee of the Company and its subsidiaries whose current annual rate of compensation from the Company (including bonuses but excluding commission-only compensation) exceeds $100,000.

     4.15 Legal Proceedings, Etc. Except as set forth on the Company Disclosure Letter and except for pending or threatened claims, actions, proceedings or investigations seeking or which would seek, if instituted, damages or injunctive relief with respect to the transactions contemplated by this Agreement, (i) there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any subsidiary before any court or governmental or regulatory authority or body which could have a Material Adverse Effect, and (ii) neither the Company nor any subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body which could have a Material Adverse Effect.

     4.16  Taxes.

     (a)   Filing of Tax Returns.  The Company (including, for purposes of this
Section 4.16, each of its subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns, estimated Tax filings and other Tax-related information) in respect of Taxes (as such term is defined in Section
4.16(f)) required to be filed through the date hereof.   Such returns, filings
and information filed are complete, correct and accurate in all material respects. The Company has delivered to Parent complete and accurate copies of all of the Company's federal, state and local Tax returns filed for its taxable years ended January, 1990, 1991, 1992, 1993, 1994 and 1995. The Company has not filed any federal, state or local tax returns for its taxable years ended January, 1996 and 1997, or has delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable years.

     (b) Payment of Taxes. All Taxes for which the Company shown as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with generally accepted accounting principles applied on a consistent basis and the Company's past custom and practice) has been established therefor, and the Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority.

     (c)   Audit History.  Except as set forth in the Company Disclosure Letter:

          (i) No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing or other governmental authority.

          (ii) There are no pending or, to the best of the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of the Company.

          (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

          (iv) The Company has not been notified that any taxing or other governmental authority intends to audit a return for any other period.

          (v) No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

     (d)  Tax Elections.  Except as set forth in the Company Disclosure Letter:

          (i) There are no material elections with respect to Taxes affecting the Company.

          (ii) The Company has not made an election, and is not required, to treat any asset of the Company as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the "Code") or under any comparable state or local income Tax or other Tax provision.

          (iii) The Company is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

          (iv) The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

     (e) Additional Representations. Except as set forth in the Company Disclosure Letter:

          (i) There are no liens for Taxes (other than for Taxes not yet delinquent) upon the assets of the Company.

          (ii) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has the Company or any present or former Subsidiary, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

          (iii) The Company has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

          (iv) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

          (v) The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

          (vi) The Company has prepared and made available to Parent all of the Company's books and working papers that clearly demonstrate the income and activities of the Company for the last full reporting period ending prior to the date hereof.

          (vii) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          (viii) The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company would have been obligated to collect or withhold Taxes except for any failure to do so which would not be expected to have a Material Adverse Effect.

     (f) Definition of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which the Company may be liable.

     4.17 Material Agreements. Except as set forth on the Company Disclosure Letter and except for agreements made for the purpose of completing the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to, or bound by, any material agreement of any kind to be performed in whole or in part after the Effective Time. Solely for the purpose of this Section, the term "material agreement" shall mean any single agreement which involves the payment or receipt by the Company or any subsidiary, subsequent to the date of this Agreement, of more than $500,000, other than (i) purchase orders in the ordinary course of business,

(ii) leases described in Section 4.11 and (iii) Company Benefit Plans described in Section 4.14. Except as set forth on the Company Disclosure Letter, to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any obligation to be performed by any party to a material agreement to which the Company or any subsidiary is a party, which breach, default or right (assuming the exercise thereof) would have a Material Adverse Effect.

     4.18 Compliance with Law. Except as set forth on the Company Disclosure Letter the business of the Company and its subsidiaries is not being conducted and the properties and assets of the Company and its subsidiaries are not currently owned or operated in violation of any law, ordinance, regulation, order, judgment, injunction, award or decree of any governmental or regulatory entity or court or arbitrator, except for possible violations which either individually or in the aggregate do not, and so far as can be reasonably foreseen will not, have a Material Adverse Effect.

     4.19 Insider Interests. The Company Disclosure Letter sets forth all material contracts, agreements with and other obligations to officers, directors, employees or stockholders of the Company and its subsidiaries.
Except as set forth on the Company Disclosure Letter, no officer, director or stockholder of the Company or any subsidiary, and no entity controlled by any such officer, director or stockholder, and no relative or spouse who resides with any such officer, director or stockholder (i) owns, directly or indirectly, any material interest in any person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of the Company or any subsidiary or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any subsidiary uses in the conduct of the business of the Company and its subsidiaries.

     4.20  Environmental Protection.

The following definitions shall apply to this section:


     A. "Environmental Claims" shall mean all written allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to Environmental Laws, (vi) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental

          Conditions, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

          B. "Environmental Conditions" shall mean the state of the environment, including natural resources, soil, surface water, ground water, or ambient air, relating to or arising out of the use, storage, treatment, transportation, release, disposal, dumping or threatened release of Hazardous Substances.

          C. "Environmental Laws" shall mean all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued or entered pursuant thereto, relating to pollution or protection of the environment (e.g., ambient air, surface water, ground water, or soil). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

          D. "Environmental Reports" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or any subsidiary, of (a) any Environmental Conditions in, on or about the Properties (defined below) of the Company or any subsidiary or (b) the Company's or any Subsidiary's compliance with Environmental Laws.

          E. "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials subject to regulation, control or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, and solvents.

Except as set forth on the Company Disclosure Letter, (i) the Company and each of its subsidiaries are currently in compliance with all Environmental Laws, including without limitation all permits or licenses required thereunder except where any failure to comply would not reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received any outstanding written notice that the Company or any Subsidiary is not in compliance with, or that it is in violation of, any such Environmental Laws which involves a matter that would reasonably be expected to have a Material Adverse Effect; (iii) there are no Environmental Claims against the Company or any subsidiary except for any Environmental Claims which would not reasonably be expected to have a Material Adverse Effect; (iv) no underground storage tank for Hazardous Substances, no PCBs, and no asbestos containing material is currently located at or on the properties owned or leased by the Company or any subsidiary (the "Properties") except where the occurrence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (v) there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Properties other than those authorized by Environmental Laws except for any such releases which would not reasonably be expected to have a Material Adverse Effect. In addition, true and correct copies of the Environmental Reports at any Property or any facility formerly owned or operated by the Company or any Subsidiary have been made available to Purchaser, and a list of all such Environmental Reports is set forth on the Company Disclosure Letter.

          4.21 Labor Matters. None of the employees of the Company and its subsidiaries are covered by a collective bargaining agreement. As of the date of this Agreement, neither the Company nor its Subsidiaries knows of any activity or proceedings of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company or its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company or its Subsidiaries. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor its Subsidiaries has received any notice of any claim, or has knowledge of any facts which are likely to give rise to any claim, that they have not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a Material Adverse Effect.

          4.22 Brokers and Finders. Neither the Company or its subsidiaries nor any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein, except that the Company has employed, and will pay the fees and expenses of, Montgomery as its financial advisor pursuant to a Letter Agreement dated August 14, 1996, a copy of which will be delivered to the Parent prior to August 16, 1996.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                         THE PARENT AND THE PURCHASER

          The Parent and the Purchaser hereby represent and warrant to the Company that:

1.051 Corporation Organization. The Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Parent and the Purchaser each has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted.

     1.052 Authorized Capital. The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding as of the Effective Time and are owned, beneficially or of record, by Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

     1.053 Authority. Each of the Parent and the Purchaser has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by its Board of Directors and approved by the Parent as sole stockholder of the Purchaser, and no other corporate proceeding on the part of the Parent or the Purchaser is necessary for the execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     1.054 No Prior Activities. The Purchaser has not incurred nor will it incur, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Stockholder Agreement, the Offer Documents and the consummation of the transactions contemplated hereby and thereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Stockholder Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

     1.055 No Financing Contingency. The Parent has sufficient funds to consummate all of the transactions contemplated by this Agreement and will make available to the Purchaser sufficient funds in sufficient time to consummate the Offer and the Merger in accordance with the terms of this Agreement.

     1.056 Governmental Filings; No Violations. (a) No notices, reports or other filings are required to be made by the Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, delay or burden the transactions contemplated by this Agreement, except (A) in connection with the HSR Act, and (B) in connection with the Exchange Act.

     (b) Neither the execution and delivery of this Agreement by the Parent or the Purchaser nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby nor compliance by the Parent or the Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-Laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Parent or the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) require the creation or imposition of any lien upon or with respect to the properties of the Parent or the Purchaser or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of its properties or assets, excluding from the foregoing clauses (iii) and (iv) violations, breaches or defaults which in the aggregate, would neither have a material adverse effect on the business, financial condition or operations of the Parent or the Purchaser nor prevent, materially delay or materially burden the transactions contemplated by this Agreement.

     1.057 Brokers and Finders. Neither the Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein, except that the Parent has employed and will pay the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     1.058 Offer Documents; Proxy Statement; Other Information. None of the information included in the Offer Documents (including any amendments or supplements thereto) or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by the Parent or the Purchaser will, at the respective times that the Offer Documents or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied in writing by the Parent or the Purchaser specifically for inclusion in the Proxy Statement, Schedule 14D-9 or any statement required pursuant to Section 14(f) of the Exchange Act or any other schedules or statements required to be filed with the SEC in connection therewith will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.


                                  ARTICLE VI

                           COVENANTS OF THE PARTIES

    1.061 Conduct of Business of the Company. The Company and its subsidiaries shall use their reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationship with each of them, including, without limitation, suppliers; provided, however, that any inability of the Company or its subsidiaries to keep available the services of such operating personnel or to maintain any such business relationships (including with suppliers) despite its aforesaid reasonable best efforts to do so shall not constitute a breach of this Section
6.01. Except as contemplated by this Agreement or as set forth on the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will conduct their business and operations only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as set forth on the Company Disclosure Letter, prior to the Effective Time, without the advance written consent of the Parent, neither the Company nor any of its subsidiaries will:

     (a) Amend its Certificate of Incorporation or By-Laws or similar governing documents;

     (b) (i) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except (A) purchase money mortgages granted in a manner consistent with past practice, and (B) indebtedness for borrowed money incurred in the ordinary course of business, provided, however, that the Company and its subsidiaries may incur, (x) indebtedness for borrowed money under credit facilities existing as of the date of the Company Balance Sheet and (y) indebtedness which refinances indebtedness which is declared due and payable or tendered to the Company or any subsidiary in accordance with the terms thereof as a result of the consummation of the Offer, provided, that (1) Purchaser shall not have designated a majority of directors to serve on the Board pursuant to Section 2.08 and (2) the Company shall have consulted with the Parent and the Parent shall have approved the terms of such refinancing indebtedness (which consent may not be unreasonably withheld) or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company and its subsidiaries may endorse negotiable instruments in the ordinary course of business consistent with past practice;

     (c) Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock and Preferred Shares of the Company (except for regular dividends on the Preferred Shares in accordance with their terms) or any capital stock of any subsidiary;

     (d) Issue, sell, grant, purchase or redeem, or issue, whether by dividend or otherwise, or sell any securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of capital stock or other securities of the Company, except for the issuance of Shares issuable upon conversion of the Preferred Shares in accordance with their terms or the exercise of Options outstanding on the date hereof;

     (e) (i) Increase the aggregate amount of compensation payable or to become payable by the Company or any subsidiary to its directors, officers or employees, whether by salary or bonus, or (ii) increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

     (f) Enter into any agreement, commitment or transaction, except agreements, commitments or transactions in the ordinary course of business consistent with past practice or Settlements permitted by Section 6.02(b);

     (g) Sell, transfer, mortgage, pledge or grant any security interest, lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except (i) pursuant to the Credit Agreement dated as of August 8, 1995 between the Company and Bank of America National Trust and Savings Association (the "Credit Agreement") or (ii) in connection with purchase money mortgages permitted by Section 6.01(b)(i);

     (h) Waive any right under any contract or other agreement identified on the Company Disclosure Letter;

     (i) Other than as and when required by any change in generally accepted accounting principles, make any material change in its accounting or tax methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting or tax purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

     (j) Make any loan or advance to any of its stockholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice) or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice;

     (k) Terminate or fail to renew, where such renewal is at the Company's or a subsidiary's option, any contract or other agreement other than in the ordinary course of business, the termination or failure of which to renew would have a Material Adverse Effect;

     (l) Enter into any collective bargaining agreement or employment agreement;

     (m) Make any addition to or modification of any existing Company Benefit Plans or adopt any new Company Benefit Plan;

     (n) Take, agree to take, or do, or with respect to anything within the Company's or its subsidiaries control, knowingly permit to be done or to be taken any action in the conduct of its business which (i) would cause any of the representations of the Company to be or become untrue in any material respect, and (ii) would reasonably be expected to have a Material Adverse Effect;

     (o) Fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local and foreign Tax laws; or

     (p) Agree to do any of the foregoing.

     1.062 Notification of Certain Matters. (a) The Company shall give prompt notice to the Parent of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (iii) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

     (b) Between the date of this Agreement and the Effective Time, the Company shall give prompt notice to the Parent of: (i) the initiation of any audit or other review by the Internal Revenue Service (the "IRS") or any other state, local or foreign taxing or other governmental authority with respect to any Tax return or that may result in any additional liability for Taxes, (ii) any proposed adjustment or assessment by the IRS or any such authority that may result in any material additional liability for Taxes, (iii) any proposed settlement or similar agreement ("Settlement") with the IRS or any other such authority. Between the date of this Agreement and the Effective Time, the Company shall not enter into any Settlement with respect to Taxes without the prior written consent of the Parent, which consent shall not be unreasonably withheld.

     1.063 Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will during ordinary business hours and upon reasonable advance notice, (i) give the Parent and the Parent's authorized representatives all access the Parent shall reasonably request to all of its and its subsidiaries' books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, stores, offices and other facilities and properties, and its and its subsidiaries' personnel, representatives, accountants and agents; provided, however, that all such access shall take place after appropriate prior consultation with the officers of the Company, (ii) permit the Parent to make such inspections (except that Parent and Purchaser may not conduct environmental investigations) thereof as it may reasonably request (including, without limitation, observing the Company's or a subsidiary's physical inventory of its assets), (iii) cause its and its subsidiaries' officers and advisors to furnish to the Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any), as the Parent may from time to time reasonably request, (iv) take such actions as the Parent reasonably deems appropriate to verify the existence and condition of equipment leased by the Company or any of its subsidiaries to its customers, and (v) permit the Parent's accountants to conduct such confirmation and testing procedures with respect to the inventory of the Company and its subsidiaries as the Parent reasonably deems appropriate; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

     (b) Any information provided pursuant to this Agreement shall be held by the Parent in accordance with and shall be subject to the terms of the Confidentiality Agreement dated May 31,

1996 between the Company and the Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Parent, the Purchaser or the Company may disclose any information required to be disclosed pursuant to the Exchange Act, or otherwise required or requested to be disclosed by the SEC.

     1.064 Further Information. The Company and the Parent shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     1.065 Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

     1.066 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act and HSR Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Without limiting the generality of the foregoing, the Parent as the sole stockholder of the Purchaser, and the Purchaser as a stockholder of the Company, will consent and/or vote in favor of the transactions contemplated hereunder, and Company, the Parent, and the Purchaser will vigorously defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to the Parent as the Parent may reasonably request in order to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, each of the Parent and the Purchaser will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the transactions contemplated by this Agreement.

     1.067 Filings. The Company and the Parent will file, or cause to be filed, as promptly as possible and, in the case of the Parent in no event later than five business days after the date hereof, with the United States Federal Trade Commission (the "FTC") and the Antitrust

Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act the notification required by the HSR Act, including all requisite documents, materials and information therefor, and request early termination of the waiting period under the HSR Act. Each of the Company and the Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and the Parent shall each keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority and shall comply promptly with any such inquiry or request.


     1.068 Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release, and thereafter the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, fiduciary duty upon advice of outside legal counsel or any listing agreement with a national securities exchange.

     6.09 Indemnity; D&O Insurance. (a) The Parent shall cause (i) all rights to indemnification by the Company now existing in favor of each present and former director, officer or employee of the Company and its subsidiaries (hereinafter referred to in this Section as the "Indemnified Parties") as provided in the Company's By-Laws and (ii) limitations of liability in the Company's Certificate of Incorporation to survive the Merger and to continue in full force and effect as rights to indemnification and limitations on liability, respectively, by the Surviving Corporation for a period of five years following the Effective Time, and shall cause to remain in full force and effect and cause the Surviving Corporation to fully perform all indemnity agreements with Indemnified Parties in effect on the date hereof (the "Indemnity Agreements").

     (b) Subject to the terms set forth herein, the Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director, officer or employee (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of five years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (c) Any Indemnified Party wishing to claim indemnification under this
Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the

Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Parent and the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this
Section 6.09 unless and to the extent that such failure prejudices the Parent or the Surviving Corporation; it being understood that it shall be deemed to materially prejudice the Parent or the Surviving Corporation, as the case may be, if, as a result of such failure to notify, the Parent or the Surviving Corporation is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or the Parent shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Parent or Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received; provided, however, that in no event shall the Parent or Surviving Corporation be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Parent and the Indemnified Party shall cooperate in the defense of any such matter, and (iii) the Parent and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of one of them (which consent shall not be unreasonably withheld); and provided, further, that the Parent and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (d) For five years after the Effective Time, the Parent shall cause the Surviving Corporation to use reasonable efforts to maintain, if available for an annual premium not in excess of $60,000, the officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's officers' and directors' liability insurance, with respect to acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than those in effect on the date hereof or at the Effective Time, or if such insurance coverage is not available for an annual premium not in excess of $60,000, to obtain the amount of coverage that is available for an annual premium of $60,000.

     (e) In the event that any of the provisions of Section 6.09(a), (b) or (c) above would conflict with any of the provisions of the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements in a manner that, if held applicable, would limit or restrict, or impose conditions or obligations on the exercise by any of the Indemnified Parties of, any of the indemnification rights or limitations of liability granted to them under the Company's By-Laws, Certificate of Incorporation or Indemnity

Agreements shall control, as it is the intention of the parties that the Indemnified Parties shall have indemnification rights or limitations of liability no less favorable than those which they have under the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements, as in effect on the date hereof.

          (f) The covenants contained in this Section 6.09 shall survive the Effective Time until fully discharged, are intended to benefit each of the Indemnified Parties and shall be binding on all successors and assignees of the Parent and the Surviving Corporation.

          6.10 Other Potential Bidders. The Company, its present affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. Prior to the termination of this Agreement, the Company, directly or indirectly, (a) may refer third parties to this Section 6.10, (b) may furnish information and access, in each case only in response to unsolicited written requests therefor, to any corporation, partnership, person or other entity or group, provided that any information or access so furnished shall be provided pursuant to a confidentiality agreement in customary form that (i) does not prohibit or restrict disclosure to the Parent of any matter other than confidential information regarding any such corporation, partnership, person or other entity or group and (ii) contains terms not more favorable to such corporation, partnership, person or other entity or group than the terms contained in the Confidentiality Agreement (as defined in Section 6.03(b)) and
(c) may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposed merger, sale of assets, sale of shares of capital stock, acquisition of Shares other than pursuant to the Offer or the Merger or similar transaction involving the Company or any division or subsidiary of the Company (an "Acquisition Proposal"), only if the Board has determined in its good faith judgment, based as to legal matters on the written advice of outside legal counsel, (i) that the exercise of the directors' fiduciary duties requires the taking of such action, and, after consultation with all its principal advisors in connection with the transactions contemplated herein, (ii) that such Acquisition Proposal is a bona fide written Acquisition Proposal that would, upon consummation thereof, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated herein and in the good faith reasonable judgment of the Board (based upon the advice of all of its principal advisors in connection with the transactions contemplated herein), is proposed by a corporation, partnership, person or other entity or group with sufficient financial resources available to it or available from third parties to consummate such transaction and is probable to be consummated (a "Superior Proposal"). Except as set forth above, neither the Company or any of its present affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences. The Company promptly shall advise the Parent orally and in writing of any Acquisition Proposal and any inquiry or contact with any person with respect to the acquisition of a substantial equity interest in or substantial assets of the Company or its subsidiaries (including without limitation, successive Acquisition Proposals, inquiries or contacts) and shall, in such notice, indicate the identity of the offeror and the material terms and conditions of any such Acquisition Proposal, including without limitation, price. The Company shall give the Parent one business day's advance notice of any agreement to be entered into or any information to be supplied to the person making such Acquisition Proposal. Except in accordance with the terms of this Agreement, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser the approval or recommendation by the Board of the Offer, the Merger or this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board from approving or recommending to the Company stockholders any unsolicited Acquisition Proposal by a third party as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act (and, in connection therewith, withdrawing or modifying the approval or recommendation by the Board of the Offer, the Merger or this Agreement) in the event any unsolicited Acquisition Proposal shall have been made by a third party if, in the good faith judgment of the Board, based as to legal matters on the written advice of outside legal counsel, withdrawing or modifying such approval or recommendation is required under applicable law in the proper discharge of its fiduciary duties.

          6.11 Employee Benefits. For a period of two years following the Effective Time, the Parent shall cause the Surviving Corporation to provide the employees of the Company and its subsidiary with overall employee benefits that are, on annualized basis, at least as favorable in the aggregate as those currently provided by the Company and its subsidiaries. This Section 6.11 is not intended and shall not be deemed to confer any right, benefit or obligation upon any person (other than the parties to this Agreement) as a third party beneficiary or otherwise.


                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

          7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which have not been waived at or prior to the Closing:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any is required, of the stockholders of the Company required by the Company's Certificate of Incorporation and the DGCL;

          (b) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and

          (c) No order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

          1.072 Conditions to the Obligations of the Parent and the Purchaser to Effect the Merger. The obligation of the Purchaser and the Parent to effect the Merger shall be further subject to satisfaction of the conditions, unless waived by the Parent, that (i) the Purchaser shall have accepted for payment Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied with respect to the Purchaser and the Parent if the Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Offer, (ii) the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time, provided that this clause (ii) shall not apply after Purchaser has designated a majority of directors to serve on the Board pursuant to Section
2.08 and Purchaser's designees constitute a majority of the Board and (iii) there shall have been no change in the Board's recommendation that the stockholders of the Company accept the Offer pursuant to Section 1.02(a).

          1.073 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject, unless waived by the Company, to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by each of them at or prior to the Effective Time.

                                 ARTICLE VIII

                                    CLOSING

1.081 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins, Sears Tower, Suite 5800, Chicago, Illinois at 9:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VII is satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          1.082 Filings at the Closing. At the Closing, the Purchaser shall cause the Delaware Certificate of Merger or, if applicable, a Certificate of Ownership and Merger to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL and/or Section 253 of the DGCL, if applicable, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE IX

                        TERMINATION; AMENDMENT; WAIVER

1.091 Termination. This Agreement may be terminated and the Offer (if Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Parent, the Purchaser and the Company;

          (b) by the Parent and the Purchaser or by the Company if Shares have not been purchased pursuant to the Offer on or before December 31, 1996 or the Closing shall not have occurred on or prior to June 30, 1997;

          (c) by the Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable;

          (d) by the Parent and the Purchaser if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, but subject to Section 1.01(a) and the Purchaser's obligation to extend the Offer thereunder, the Purchaser shall have (A) failed to commence the Offer within five business days of the public announcement of the Offer and the Merger or (B) terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder;

          (e) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which would entitle the Parent or the Purchaser to terminate this Agreement pursuant to Section 9.01(f) and, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have (A) failed to commence the Offer within five business days of the public announcement of the Offer and the Merger or (B) terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder, or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a Superior Proposal and, based as to legal matters on the written advice of outside legal counsel, the Board in its good faith judgment has determined that the exercise of the directors' fiduciary duties requires the Company to terminate this Agreement, provided that such termination under this clause
     (ii) shall not be effective until payment of the fee required by Section 9.03(b) hereof;

          (f) by the Parent and the Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or (iii) the Board shall have withdrawn or modified (including by amendment of the Schedule

     14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, provided, that the Parent and the Purchaser may not terminate this Agreement pursuant to this clause (iii) if, as a result of the Company's receipt of an Acquisition Proposal from a third party (A) the Company issues to its stockholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Exchange Act (and does not otherwise withdraw, modify or amend its approval of recommendation of the transactions contemplated hereby) and (B) within five business days of issuing such communications the Company publicly reconfirms its approval and recommendation of the transactions contemplated by the Offer, this Agreement and the Merger; or

          (g) by the Company if (i) there shall have been a breach of any representation or warranty on the part of the Parent or the Purchaser which materially adversely affects the consummation of the Offer or the Merger or
     (ii) there shall have been a material breach of any covenant or agreement on the part of the Parent or the Purchaser and which materially adversely affects the consummation of the Offer or the Merger.

          1.092 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that no such termination shall relieve any of the Company, the Parent or the Purchaser from (a) liability for damages arising from any willful or intentional breach of this Agreement or (b) their obligations under Sections 4.22, 5.07, 6.03(b) and 9.03, this Section 9.02 and Article X. Notwithstanding the termination of this Agreement as provided herein, the provisions of the Confidentiality Agreement shall continue in full force and effect.

          1.093 Fees and Expenses. (a) In the event that (i) the Parent and the Purchaser terminate this Agreement pursuant to Section 9.01(f)(i) or 9.01(f)(ii) hereof, (ii) this Agreement is terminated pursuant to Section 9.01(e)(ii) or 9.01(f)(iii), or (iii) an entity or group (other than the Parent or the Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition (as defined below) and, with respect to this clause (iii), (x) the Offer shall have remained open until December 31, 1996, (y) the Minimum Condition shall not have been satisfied at such date, and (z) within six months of December 31, 1996, a Third Party Acquisition shall be consummated, the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, reasonable attorneys' fees, reasonable fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs) up to the maximum sum of $1,500,000.

          (b) In the event (i) the Company terminates this Agreement pursuant to Section 9.01(e)(ii), (ii) the Parent and the Purchaser terminate this Agreement pursuant to Section 9.01(f)(iii) or (iii) a Third Party Acquisition is consummated under the circumstances described in Section 9.03(a)(iii), the Parent and the Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Parent and the Purchaser for such damages, and as the Parent's and the Purchaser's exclusive remedy, the Company shall pay to the Purchaser the amount of $14,000,000 as liquidated damages immediately upon such a termination, or consummation of a Third Party Acquisition as described in Section 9.03(a)(iii), as well as all amounts to which the Parent and the Purchaser would be entitled pursuant to Section 9.03(a). It is specifically agreed that the amount to be paid pursuant to this
Section 9.03 represents liquidated damages and not a penalty.

          "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes any partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act)) or entity other than the Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the Shares, assuming conversion of all outstanding Preferred Shares in accordance with their terms; or (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend.

          (c) Except as specifically provided in this Section 9.03 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE X

                                 MISCELLANEOUS

1.101 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties and agreements of the parties contained in Sections 2.06, 3.01, 3.02 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.03, 3.04, 3.05, 6.05, 6.08,
6.09 and Article X hereof, shall survive the consummation of the Offer and the Merger. The agreements of the parties contained in Sections 6.03(b), 9.02, 9.03 and Article X hereof and the representations and warranties in Sections 4.22 and
5.07 shall survive the termination of this Agreement without termination. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Offer and the Merger or the termination of this Agreement.

          1.102 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that after the earlier of
(a) the purchase by the Purchaser of a majority of the Fully Diluted Shares and
(b) the meeting of stockholders to approve the Merger contemplated by this Agreement, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of the Shares in the Merger shall in no event be altered, and no other amendment which would adversely affect the holders of Shares or Preferred Shares shall be made, without the approval of the applicable holders.

          1.103 Waiver of Compliance; Consents. At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of the Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.03.

          1.104 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          1.105 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules. Each party hereto hereby
(i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of Delaware, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          1.106 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to the Company, to:

          Prior to the Effective Time,

          Orchard Supply Hardware Stores Corporation
          6450 Via Del Oro
          San Jose, California  95119
          Attention:  Maynard Jenkins,
                      President and Chief Executive Officer

          After the Effective Time,

          Orchard Supply Hardware Stores Corporation
          6450 Via Del Oro
          San Jose, California  95119
          Attention:  Maynard Jenkins,
                      President and Chief Executive Officer

          with copies to:

          Riordan & McKinzie
          300 South Grand Avenue
          29th Floor
          Los Angeles, California  90071
          Attention:  Richard Welch, Esq.

          (b)  if to the Parent or the Purchaser, to:

          Sears, Roebuck and Co.
          Grove Acquisition Corp.
          3333 Beverly Road
          Hoffman Estates, Illinois  60179
          Attention:  General Counsel

          with copies to:

          Latham & Watkins
          Sears Tower, Suite 5800
          233 South Wacker Drive
          Chicago, Illinois  60606
          Attention:  Marc D. Bassewitz, Esq.

          1.107 Entire Agreement, Assignment Etc. This Agreement, which hereby incorporates the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Stockholder Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and (except for Indemnified Parties as defined in Section 6.09) no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that the Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned subsidiary of the

Parent without the prior written consent of the Company, provided that the Parent shall remain fully responsible for and shall cause such subsidiary to duly and timely perform, all obligations of the Purchaser hereunder.

          1.108 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          1.109 Headings; Certain Definitions. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Every reference herein to the word "days," if not preceded by the word "business," shall mean calendar days, and every reference herein to the words "business days" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the city of New York are authorized or obligated by law to close.

          10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                              ORCHARD SUPPLY HARDWARE
                              STORES CORPORATION


                              By:
                                 --------------------------------
                              Name:
                                    -----------------------------
                              Title:
                                     ----------------------------


                              GROVE ACQUISITION CORP.


                              By:
                                 --------------------------------
                              Name:
                                    -----------------------------
                              Title:
                                     ----------------------------


                              SEARS, ROEBUCK AND CO.


                              By:
                                 --------------------------------
                              Name:
                                    -----------------------------
                              Title:
                                     ----------------------------

                                    ANNEX A

          The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

          Notwithstanding any other provision of the Agreement and Plan of Merger to which this ANNEX A is attached (the "MERGER AGREEMENT") or the Offer, but subject to Section 1.01(a) of the Merger Agreement and the Purchaser's obligation to extend the Offer thereunder, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares of the Company tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the time of acceptance for payment of Shares tendered pursuant to the Offer:

          (i) at least a majority of the outstanding Fully Diluted Shares shall not have been validly tendered and, if tendered, not withdrawn immediately prior to the expiration of the Offer (the "MINIMUM CONDITION"), provided that solely for purposes of determining whether the Minimum Condition has been satisfied, any Shares owned by Parent or Purchaser shall be deemed to have been validly tendered and not withdrawn pursuant to the Offer;

          (ii) any waiting period applicable to the Offer pursuant to the HSR Act shall not have expired or been terminated, subject to Section 1.01(a) of the Merger Agreement and the Purchaser's obligation to extend the Offer thereunder;

          (iii) at any time before the time of acceptance for payment for any such Shares any of the following shall occur or exist:

               (a) there shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, challenging the acquisition by the Parent or the Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger which could reasonably be expected to have a Material Adverse Effect, or seeking to obtain from the Parent or the Purchaser any damages that would result in a Material Adverse Effect if such were assessed against the Company, provided that there is a reasonable likelihood that such damages will be assessed; or

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, governmental authority or court with respect to a proceeding described in paragraph
          (a) above, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

               (c) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement resulting in a Material Adverse Effect, or any of the representations and warranties of the Company set forth in the Merger Agreement shall have been breached when made and such breach has a Material Adverse Effect or, except for any representations and warranties made as of a specific date, shall have been breached on and as of the scheduled expiration of the Offer, as it may be extended from time to time (the "EXPIRATION DATE") and such breach has a Material Adverse Effect (or, in the case of representations and warranties that are specifically qualified as to Material Adverse Effect, shall not have been true and correct when made, or except for any representations and warranties made as of a specific date, shall have ceased to be true and correct on and as of the Expiration Date); or

               (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., any other national securities exchange or NASDAQ for one full trading day (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) the commencement of a war or armed hostilities involving the United States and, with respect to this clause (iii), having a Material Adverse Effect on or materially adversely affecting (or materially delaying) the consummation of the Offer; or

               (e) the Merger Agreement shall have been terminated in accordance with its terms; or

               (f) prior to the purchase of Shares pursuant to the Offer, the Company Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended any other merger, sale of substantially all assets or other similar transaction, which, in the sole judgment of the Parent in any such case, and regardless of the circumstances (including any action or omission by the Parent) giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment except where as a result of the Company's receipt of an unsolicited acquisition proposal from a third party (A) the Company issues to its stockholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Securities Exchange Act of 1934 (and does not otherwise withdraw, modify or amend its approval or recommendation of the transactions contemplated hereby) and (B) within five business days of issuing such communication the Company publicly reconfirms its approval and recommendation of the transactions contemplated by the Offer and the Merger Agreement; or

          (g) There shall have occurred since April 28, 1996 a change, occurrence or circumstance in the Company's business having a Material Adverse Effect thereon.

                                      47